Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-224523

Pricing Supplement
(To Prospectus dated June 29, 2018

and Series N Prospectus Supplement dated June 29, 2018)

September 7, 2018

$12,154,000

Puttable Floating Rate Notes, due September 12, 2058

•	The CUSIP number for the notes is 06048WXP0.
•	The notes are senior unsecured debt securities issued by Bank of America Corporation (“BAC”). All payments and the return of the principal amount on the notes are subject to our credit risk.
•	The notes will mature on September 12, 2058. At maturity, if we have not previously repurchased the notes, you will receive a cash payment equal to 100% of the principal amount, plus any accrued and unpaid interest.
•	Interest will be paid on the 12th day of each March, June, September and December of each year, beginning on December 12, 2018, and with the final interest payment occurring on the maturity date.
•	The notes will bear interest at a per annum floating rate equal to 3-month U.S. dollar LIBOR minus the Spread (as defined below). In no event will the interest rate applicable to any interest period be less than 0.00% per annum.
•	The “Spread” is 0.30%.
•	You may require that we repurchase your notes in whole or in part on an annual basis on or after the Initial Repurchase Date (which will be approximately three years after the issue date) if you comply with the requirements set forth in this pricing supplement. However, please note that you will receive less than your principal amount if you request that we repurchase your notes on any Repurchase Date on or prior to September 12, 2038.
•	We will not have the option to redeem the notes prior to maturity.
•	The notes are issued in minimum denominations of $100,000 and whole multiples of $1,000 in excess of $100,000.
•	The notes will not be listed on any securities exchange.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

	Per Note	Total
Public Offering Price	100.00%	$12,154,000
Underwriting Discount	1.00%	$ 121,540
Proceeds (before expenses) to BAC	99.00%	$12,032,460

The notes are unsecured and are not savings accounts, deposits, or other obligations of a bank. The notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, and involve investment risks. Potential purchasers of the notes should consider the information in “Risk Factors” beginning on page PS-6 of this pricing supplement, page S-5 of the attached prospectus supplement, and page 9 of the attached prospectus.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these notes or passed upon the adequacy or accuracy of this pricing supplement, the accompanying prospectus supplement, or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We will deliver the notes in book-entry form only through The Depository Trust Company on September 12, 2018 against payment in immediately available funds.

Series N MTN prospectus supplement dated June 29, 2018 and prospectus dated June 29, 2018

BofA Merrill Lynch

SUMMARY OF TERMS

This pricing supplement supplements the terms and conditions in the prospectus, dated June 29, 2018, as supplemented by the Series N prospectus supplement, dated June 29, 2018 (as so supplemented, together with all documents incorporated by reference, the “prospectus”), and should be read with the prospectus.

• Title of the Series:	Puttable Floating Rate Notes, due September 12, 2058
• Aggregate Principal Amount Initially Being Issued:	$12,154,000
• Pricing Date:	September 7, 2018
• Issue Date:	September 12, 2018
• Maturity Date:	September 12, 2058
• Minimum Denominations:	$100,000 and multiples of $1,000 in excess of $100,000
• Ranking:	Senior, unsecured
• Day Count Fraction:	30/360
• Interest Periods:	Quarterly. Each interest period (other than the first interest period, which will begin on the issue date) will begin on, and will include, an interest payment date, and will extend to, but will exclude, the next succeeding interest payment date (or the maturity date, as applicable).
• Interest Payment Dates:	Interest will be paid on the 12th day of each March, June, September and December of each year, beginning on December 12, 2018, and with the final interest payment occurring on the maturity date.
• Interest Reset Dates:	The 12th day of each March, June, September and December of each year, beginning on the issue date.
• Interest Rates:

The notes will bear interest at a per annum floating rate equal to 3-month U.S. dollar LIBOR minus the Spread (as defined below).

The rate of interest payable on the notes during any interest period will not be less than 0.00%.

• Designated LIBOR Page:	Reuters Page LIBOR01. If no offered rate appears on the Designated LIBOR Page on the relevant interest determination date the rate will be determined as described under “Description of Debt Securities—Floating Rate Notes—LIBOR Notes” beginning on page 30 of the attached prospectus. See also “Risk Factors—Additional Considerations Relating to LIBOR—Reforms to and uncertainty regarding LIBOR may adversely affect our business and/or the value of, return on and trading market for notes bearing a floating rate of interest based on LIBOR” and “—For a series of notes bearing a floating rate of interest based on LIBOR, such interest rate may be calculated using alternative methods if LIBOR is no longer quoted and may be calculated using a different base rate if LIBOR is discontinued” beginning on page S-6 of the attached prospectus supplement.
• Interest Determination Date:	The “interest determination date” for each quarterly interest period will be the second London Banking Day (as defined in the prospectus) prior to the applicable Interest Reset Date; however, the interest determination date for the first quarterly interest period is the pricing date.
• Spread:	0.30%
• Index Maturity:	3 months
• Calculation Agent:	Merrill Lynch Capital Services, Inc.
• Business Days:	If any interest payment date, Repurchase Date (as defined below), or the maturity date occurs on a day that is not a business day in New York, New York, then the payment with respect to such interest payment date, Repurchase Date or the maturity date, as applicable, will be postponed until the next business day in New York, New York. No additional interest will accrue, nor will interest be reduced, on the notes as a result of such adjustment, and no adjustment will be made to the length of the relevant interest period.
• Repurchase at Your Option:

Your Right to Have Us Repurchase the Notes. You may require that we repurchase your notes in whole or in part on any Repurchase Date beginning on September 12, 2021 (the “Initial Repurchase Date”), during the term of the notes by following the procedures described under “Annex A - Supplemental Terms of the Notes - Early Repurchase.” These required procedures will include our receiving a Repurchase Notice no later than 4:00 p.m., New York City time, 15 business days prior to the relevant Repurchase Date. If you fail to comply with these procedures, your notice will be deemed ineffective, and we will not repurchase your notes.

Your request that we repurchase your notes is irrevocable. You must request us to repurchase at least $100,000 in principal amount of notes. Any repurchase in part must be in increments of $1,000, provided that any remaining principal amount following a repurchase must be at least $100,000.

Repurchase Dates: Every one year anniversary of September 12th, beginning on September 12, 2021, and ending on and including September 12, 2057.

Payment Upon a Repurchase. Upon our early repurchase, you will receive for each $1,000 in principal amount of the notes to be repurchased, in addition to any accrued but unpaid interest, a cash payment on the applicable Repurchase Date equal to:

Repurchase Dates from and including September 12, 2021 to and including September 12, 2028: $980

Repurchase Dates from and including September 12, 2029 to and including September 12, 2038: $990

Repurchase Dates from and including September 12, 2039 to and including September 12, 2057: $1,000

You will receive less than the principal amount of the notes to be redeemed if you request that we repurchase your notes on any Repurchase Date on or prior to September 12, 2038.

Interest will cease to accrue on the notes on the applicable Repurchase Date.

Repurchase Notice: A repurchase notice substantially in the form of the Repurchase Notice set forth in Annex B to this pricing supplement.

• Redemption at Our Option:	None
• Record Dates for Interest Payments:	For book-entry only notes, one business day in New York, New York prior to the applicable interest payment date. If notes are not held in book-entry only form, the record dates will be the fifteenth calendar day preceding such interest payment date, whether or not such record date is a business day.
• Listing:	None

Certain capitalized terms used and not defined in this document have the meanings ascribed to them in the prospectus supplement and prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to Bank of America Corporation.

RISK FACTORS

Your investment in the notes entails significant risks. Your decision to purchase the notes should be made only after carefully considering the risks of an investment in the notes, including those discussed below, with your advisors in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general.

The interest rate on the notes may be equal to zero. The notes will pay interest at a rate per annum equal to 3-month U.S. dollar LIBOR minus the Spread. It is possible that the interest rate on the notes may be equal to zero for one or more interest periods. The interest payments on the notes may result in a return that is less than other debt securities that we may issue that have a similar term.

An investment in the notes may be more risky than an investment in notes with a shorter term. The notes have a term of 40 years, if we do not repurchase them before maturity as set forth in this pricing supplement. By purchasing notes with a relatively longer term, you are more exposed to fluctuations in interest rates than if you purchased a note with a shorter term. In particular, you may be negatively affected if interest rates begin to rise, because the interest rate on the notes may be less than the amount of interest you could earn on other investments with a similar level of risk available at that time. In addition, if you tried to sell your notes at such time, their value in any secondary market transaction would also be adversely affected.

If you request that we repurchase your notes on any Repurchase Date on or prior to September 12, 2038, you will lose a portion of the principal amount of your notes. If you request that we repurchase your notes on any Repurchase Date on or prior to September 12, 2028, the payment that you receive on the Repurchase Date will be a Repurchase Amount that is equal to $980 for each $1,000 in principal amount of the notes to be repurchased. If you request that we repurchase your notes on any Repurchase Date after that date, but on or prior to September 12, 2038, the payment that you receive on the Repurchase Date will be a Repurchase Amount that is equal to $990 for each $1,000 in principal amount of the notes to be repurchased. Accordingly, you may lose a portion of your principal amount upon an early repurchase. Additionally, depending on the market conditions, including changes in interest rates, it is possible that the value of the notes in the secondary market at any time may be greater than the repurchase price. Accordingly, prior to exercising the repurchase option described above, you should contact the broker or other entity through which the notes are held to determine whether a sale of the notes in the secondary market may result in greater proceeds than the repurchase price.

There are restrictions on your ability to request that we repurchase your notes. You may submit a request to have us repurchase your notes on any Repurchase Date. If you elect to exercise your right to have us repurchase your notes, your request that we repurchase your notes is only valid if we receive your Repurchase Notice no later than 4:00 p.m., New York City time, 15 business days prior to the relevant Repurchase Date and following the procedures described under “Annex A - Supplemental Terms of Notes - Early Repurchase” and we (or our affiliates) acknowledge receipt of the Repurchase Notice that same day. If we do not receive that Repurchase Notice, or we (or our affiliates) do not acknowledge receipt of that notice as provided in Annex A below, your repurchase request will not be effective and we will not be required to repurchase your notes on the corresponding Repurchase Date. Because of the timing requirements of the Repurchase Notice, settlement of the repurchase will be longer than a sale and settlement in the secondary market. As your request that we repurchase your notes is irrevocable, this will subject you to market risk in the event the market fluctuates after we receive your request. Further, you cannot require us to repay less than $100,000 principal amount of notes on any Repurchase Date. If you purchase or at any time own less than $100,000 principal amount of the notes, you will not be able to elect to have us repurchase your notes because each repurchase must be in respect of at least $100,000 principal amount of notes.

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. The notes are our senior unsecured debt securities. As a result, your receipt of all payments of interest and principal on the notes is dependent upon our ability to repay our obligations on the applicable payment date. No assurance can be given as to what our financial condition will be at any time during the term of the notes or on the maturity date or any Repurchase Date. If we become unable to meet our financial obligations as they become due, you may not receive the amounts payable under the terms of the notes.

Our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings or increases in our credit spreads prior to the maturity date of the notes may adversely affect the market value of the notes. However, because your return on the notes depends upon factors in addition to our ability to pay our obligations, such as the difference between the interest rates accruing on the notes and current market interest rates, an improvement in our credit ratings will not reduce the other investment risks related to the notes.

We have included in the terms of the notes the costs of developing, hedging, and distributing them, and the price, if any, at which you may sell the notes in any secondary market transaction will likely be lower than the public offering price due to, among other things, the inclusion of these costs. In determining the economic terms of the notes, and consequently the potential return on the notes to you, a number of factors are taken into account. Among these factors are certain costs associated with developing, hedging, and offering the notes.

Assuming there is no change in market conditions or any other relevant factors, the price, if any, at which the selling agent or another purchaser might be willing to purchase the notes in a secondary market transaction is expected to be lower than the price that you paid for them. This is due to, among other things, the inclusion of these costs, and the costs of unwinding any relating hedging.

The quoted price of any of our affiliates for the notes could be higher or lower than the price that you paid for them.

We cannot assure you that a trading market for the notes will ever develop or be maintained. We will not list the notes on any securities exchange. We cannot predict how the notes will trade in any secondary market, or whether that market will be liquid or illiquid.

The development of a trading market for the notes will depend on our financial performance and other factors. The number of potential buyers of the notes in any secondary market may be limited. We anticipate that our affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), will act as a market-maker for the notes, but neither MLPF&S nor any of our other affiliates is required to do so. MLPF&S may discontinue its market-making activities as to the notes at any time. To the extent that MLPF&S engages in any market-making activities, it may bid for or offer the notes. Any price at which MLPF&S may bid for, offer, purchase, or sell any notes may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which the notes might otherwise trade in the market.

In addition, if at any time MLPF&S were to cease acting as a market-maker for the notes, it is likely that there would be significantly less liquidity in the secondary market and there may be no secondary market at all for the notes. In such a case, the price at which the notes could be sold likely would be lower than if an active market existed and you should be prepared to hold the notes until maturity or an earlier repurchase.

The availability and liquidity of a trading market for the notes will also be affected by the degree to which purchasers treat the notes as qualified replacement property, as discussed below.

Many economic and other factors will impact the market value of the notes. The market for, and the market value of, the notes may be affected by a number of factors that may either offset or magnify each other, including:

•	the time remaining to maturity of the notes;
•	the aggregate amount outstanding of the notes;
•	the level, direction, and volatility of market interest rates generally;
•	general economic conditions of the capital markets in the United States;
•	geopolitical conditions and other financial, political, regulatory, and judicial events that affect the capital markets generally;
•	our financial condition and creditworthiness; and
•	any market-making activities with respect to the notes.

Our trading and hedging activities may create conflicts of interest with you. We or one or more of our affiliates, including MLPF&S, may engage in trading activities related to the notes that are not for your account or on your behalf. We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the amounts due under the notes. We may seek competitive terms in entering into the hedging arrangements for the notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliates. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty. These trading and hedging activities may present a conflict of interest between your interest in the notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions for our other customers, and in accounts under our management.

U.S. FEDERAL INCOME TAX SUMMARY

The following summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of the notes is based upon the advice of Sidley Austin LLP, our tax counsel. The following discussion supplements, and to the extent inconsistent supersedes, the discussions under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (the “IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the notes upon original issuance and will hold the notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus. This summary assumes that the issue price of the notes, as determined for U.S. federal income tax purposes, equals the principal amount thereof.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

U.S. Holders

Tax Treatment. We intend to treat the notes as “variable rate debt instruments” for U.S. federal income tax purposes, and the balance of this discussion assumes that this characterization is proper and will be respected. Under this characterization, interest on a note generally will be included in the income of a U.S. Holder as ordinary income at the time it is accrued or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Please see the discussion in the prospectus under the section entitled “U.S. Federal Income Tax Considerations—Taxation of Debt Securities—Consequences to U.S. Holders—Variable Rate Debt Securities” for a discussion of these rules.

Upon the sale, exchange, retirement, or other disposition of a note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement, or other disposition (less an amount equal to any accrued interest not previously included in income if the note is disposed of between interest payment dates, which will be included in income as interest income for U.S. federal income tax purposes) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be the cost of the note to such U.S. Holder. Any gain or loss realized on the sale, exchange, retirement, or other disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if the note has been held for more than one year. The ability of U.S. Holders to deduct capital losses is subject to limitations under the Code.

Qualified Replacement Property. Prospective investors seeking to treat the notes as “qualified replacement property” for purposes of Section 1042 of the Code should be aware that Section 1042 requires the issuer to meet certain requirements in order for the notes to constitute qualified replacement property. In general, qualified replacement property is a security issued by a domestic operating corporation that did not, for the taxable year preceding the taxable year in which such security was purchased, have “passive investment income” in excess of 25 percent of the gross receipts of such corporation for such preceding taxable year (the “passive income test”). For purposes of the passive income test, where the issuing corporation is in control of one or more corporations or such issuing corporation is controlled by one or more other corporations, all such corporations are treated as one corporation (the “affiliated group”) when computing the amount of passive investment income under Section 1042.

We believe that less than 25 percent of our affiliated group’s gross receipts is passive investment income for the taxable year ending December 31, 2017. Accordingly, we believe that the notes should qualify as “qualified replacement property”. In making this determination, we have made certain assumptions and used procedures which we believe are reasonable. We cannot give any assurance as to whether our affiliated group will continue to meet the relevant tests and requirements necessary for the notes to qualify as “qualified replacement property”. It is, in addition, possible that the IRS may disagree with the manner in which we have calculated the affiliated group’s gross receipts (including the characterization thereof) and passive investment income and the conclusions reached herein.

Non-U.S. Holders

Please see the discussion under “U.S. Federal Income Tax Considerations—Taxation of Debt Securities—Consequences to Non-U.S. Holders” in the accompanying prospectus for the material U.S. federal income tax consequences that will apply to Non-U.S. Holders of the notes.

Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations—Taxation of Debt Securities—Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the notes.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

SUPPLEMENTAL PLAN OF DISTRIBUTION—conflicts of interest

Our broker-dealer subsidiary, MLPF&S, will act as our selling agent in connection with the offering of the notes. The selling agent is a party to the Distribution Agreement described in the “Supplemental Plan of Distribution (Conflicts of Interest)” beginning on page S-18 of the accompanying prospectus supplement.

The selling agent will receive the compensation set forth on the cover page of this pricing supplement as to the notes sold through its efforts.

The selling agent is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, the offering of the notes will conform to the requirements of FINRA Rule 5121.

The selling agent is not acting as your fiduciary or advisor solely as a result of the offering of the notes, and you should not rely upon any communication from the selling agent in connection with the notes as investment advice or a recommendation to purchase the notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

Under the terms of our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us on the issue date as principal at the purchase price indicated on the cover of this pricing supplement, less the indicated underwriting discount.

MLPF&S may sell the notes to other broker-dealers that will participate in the offering and that are not affiliated with us, at an agreed discount to the principal amount. Each of those broker-dealers may sell the notes to one or more additional broker-dealers. MLPF&S has informed us that these discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the notes at the same discount.

MLPF&S and any of our other broker-dealer affiliates may use this pricing supplement, and the accompanying prospectus supplement and prospectus for offers and sales in secondary market transactions and market-making transactions in the notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. Our affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

None of this pricing supplement, the accompanying prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Directive (as defined below). This pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”) will only be made to a legal entity which is a qualified investor under the Prospectus Directive (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus may only do so with respect to Qualified Investors. Neither BAC nor the selling agent have authorized, nor do they authorize, the making of any offer of notes other than to Qualified Investors. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

PRIIPs Regulation / Prospectus Directive / Prohibition of sales to EEA retail investors – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (the Insurance Mediation Directive), as

amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Directive. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

The communication of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.

VALIDITY OF THE NOTES

In the opinion of McGuireWoods LLP, as counsel to BAC, when the trustee has made an appropriate entry on the schedule to the master global note that represents the notes (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BAC, and the notes have been delivered against payment therefor as contemplated in this pricing supplement and the related prospectus and prospectus supplement, all in accordance with the provisions of the indenture governing the notes, such notes will be the legal, valid and binding obligations of BAC, subject to the effect of applicable bankruptcy, insolvency (including laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally, and to general principles of equity. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture governing the notes and due authentication of the Master Note, the validity, binding nature and enforceability of the indenture governing the notes with respect to the trustee, the legal capacity of individuals, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as copies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated April 30, 2018, which has been filed as an exhibit to BAC’s Registration Statement relating to the notes filed with the Securities and Exchange Commission on April 30, 2018.

Sidley Austin LLP, New York, New York, is acting as counsel to MLPF&S and as special tax counsel to BAC.

ANNEX A

SUPPLEMENTAL TERMS OF NOTES

Early Repurchase

Subject to the procedures and terms set forth below, you may submit a request to have us repurchase all or a portion of your notes on any Repurchase Date during the term of the notes on or after the Initial Repurchase Date. Any repurchase request that we accept in accordance with the procedures and terms set forth below will be irrevocable.

To request that we repurchase your notes, you must instruct your broker or other person through which you hold your notes to take the following steps:

●	Send a notice of repurchase, substantially in the form attached as Annex B to this pricing supplement (a “Repurchase Notice”), to us via e-mail at sdca@baml.com and dg.ml&co_treasury_settlements@baml.com, with “Puttable Floating Rate Notes due September 12, 2058, CUSIP No. 06048WXP0” as the subject line. We must receive this notice no later than 4:00 p.m., New York City time, 15 business days prior to the relevant Repurchase Date. We or our affiliate must acknowledge receipt of the Repurchase Notice on the same business day for it to be effective, which acknowledgment will be deemed to evidence our acceptance of your repurchase request;

●	Instruct your DTC custodian to book a delivery versus payment trade with respect to your notes on the relevant Repurchase Date at a price equal to the Repurchase Amount payable upon early repurchase of the notes; and

●	Cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the day on which the notes will be repurchased.

Please note that different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the notes in respect of those deadlines. If we do not receive your Repurchase Notice by 4:00 p.m., New York City time, 15 business days prior to the relevant Repurchase Date, or we (or our affiliates) do not acknowledge receipt of the Repurchase Notice on the same day, your Repurchase Notice will not be effective, and we will not repurchase your notes. Once given, a Repurchase Notice may not be revoked.

The calculation agent will, in its sole discretion, resolve any questions that may arise as to the validity of a Repurchase Notice and the timing of receipt of a Repurchase Notice or as to whether and when the required deliveries have been made. Questions about the repurchase requirements should be directed to sdca@baml.com and dg.ml&co_treasury_settlements@baml.com.

A-1

ANNEX B

FORM OF REPURCHASE NOTICE

To: Bank of America Corporation

Subject: Puttable Floating Rate Notes, due September 12, 2058, CUSIP No. 06048WXP0

Ladies and Gentlemen:

The undersigned holder of the above-captioned securities (the “notes”) hereby irrevocably elects to exercise, with respect to the number of the notes indicated below, as of the date hereof, the right to have you repurchase such notes on the Repurchase Date specified below as described in the pricing supplement dated September 7, 2018 relating to the notes. Terms not defined herein have the meanings given to such terms in the pricing supplement.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the notes (specified below) to book a delivery versus payment trade on the relevant Repurchase Date with respect to the number of notes specified below at a price per $1,000 principal amount note determined in the manner described in the pricing supplement, facing DTC 0161 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time, on the Repurchase Date.

Very truly yours,

[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
e-mail:

Principal Amount of Notes Surrendered for Repurchase: $____________ (must be at least $100,000)

Applicable Repurchase Date: _________________, 20__*

DTC # (and any relevant sub-account):

Contact Name:
Telephone:

Acknowledgment: I acknowledge that the notes specified above will not be repurchased unless all of the requirements specified in the pricing supplement are satisfied, including the acknowledgment by you or your affiliate of the receipt of this notice on the date hereof.

Questions regarding the repurchase requirements of your notes should be directed tosdca@baml.com and dg.ml&co_treasury_settlements@baml.com.

*Subject to adjustment as described in the pricing supplement and related prospectus supplement and prospectus.

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